EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-49812) and Forms S-8 (No. 333-69350 and No. 333-86426) of Tarantella, Inc. and its subsidiaries of our report dated October 25, 2002 (December 9, 2002 as to Note 2), (which expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty), appearing in this Annual Report on Form 10-K of Tarantella, Inc. for the year ended September 30, 2002.

/s/    DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

San Jose, California
December 20, 2002